Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
DECEMBER 20, 2013	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

Peoples Bank Signs Definitive Agreement

to Acquire First Federal Savings and Loan Association

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank, announced today that its bank subsidiary, Peoples Bank SB (“Peoples”) has signed a definitive agreement to acquire First Federal Savings and Loan Association of Hammond (“First Federal”), a federal mutual savings bank headquartered in Hammond, Indiana, by merger. A copy of the definitive agreement is available as Exhibit 10.1 to the Bancorp’s 8-K filed today with the Securities Exchange Commission (the “SEC”) at the SEC’s internet site (http://www.sec.gov).

Peoples will acquire the assets and liabilities of First Federal in a voluntary supervisory merger conversion transaction. No shares will be issued or cash or other consideration paid in the transaction. The transaction will not require the approval of the members of First Federal.

First Federal has a home office and branch office in Lake County, Indiana. As of September 30, 2013, First Federal reported total assets of $40.7 million, total loans of $31.8 million, and total deposits of $37.6 million.

“Peoples Bank is taking a significant step in expanding our community banking franchise and furthering our strategic goals through consolidation,” said David A. Bochnowski, chairman and chief executive officer of Peoples and the Bancorp. “The merging of our two organizations offers opportunities to create operating, investment and managerial synergies while offering First Federal customers a broader menu of traditional and electronic banking products to meet their needs now and in the future,” he added.

John Freyek, president and chief executive officer of First Federal, views the merger as the means to bring together two community banks that share a similar history of local decision-making, great customer service and commitment to the communities they serve. “Our goal this past year has been to explore possible relationships that would be meaningful to our customers, employees and the community,” said Freyek. “We’re excited to partner with Peoples and provide our customers access to a full range of deposit, lending and wealth management product and service options while preserving our community banking roots.”

Peoples Bank Executive Vice President and Chief Operating Officer Benjamin Bochnowski describes the merger as a win-win situation for all. “We feel that the strong strategic, financial and cultural fit between Peoples Bank and First Federal creates value for all our stakeholders,” he said.

Other Items

NorthWest Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.